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                                                                   EXHIBIT 10.1

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                    EFFECTIVE AS OF SEPTEMBER 1, 2005 BETWEEN
                    AFC ENTERPRISES, INC. (THE "COMPANY") AND
                         KENNETH L. KEYMER ("EMPLOYEE")


        WHEREAS, the Company desires to employ Employee and enter into an agreement embodying the terms of such employment; and

        WHEREAS, Employee desires to accept such employment and to enter into such agreement;

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

        1.      Term of Agreement.

This Agreement shall be effective as of the date hereof and, unless earlier terminated pursuant to Section 8 or Section 9 hereof, shall be for an initial term of two (2) years and four (4) months, which initial term shall start on September 1, 2005 and shall end on December 30, 2007 (the "Initial Term"). Unless written notice of either party's desire to terminate this Agreement has been given to the other party at least thirty (30) days prior to the expiration of the Initial Term (or any one-year renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one-year periods coinciding with the Company's fiscal year (as such Initial Term may be extended, the "Term").

        2.      Employment.

                2.01 Position. Employee shall serve as President and Chief Executive Officer of the Company, and shall perform such duties consistent with his position as may be assigned to him from time to time by the Board of Directors of the Company.

                2.02 Time and Efforts. Employee, so long as he is employed hereunder, shall devote his full business time and attention to the services required of him hereunder, except as otherwise agreed and for vacation time and reasonable periods of absence due to sickness or personal injury, and shall use his best efforts, judgment and energy to perform, improve and advance the business and interests of the Company in a manner consistent with the duties of his position.

        3.      Base Salary.

                Beginning on January 27, 2003 and continuing during the term hereof, The Company shall pay Employee, in equal installments no less frequently than monthly, a base salary at the rate of no less than Five Hundred Thousand and no/100 Dollars ($500,000.00 U.S.) per annum (the "Base Salary") during the Term. The Employee's Base Salary shall be reviewed

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by the People Services (Compensation) Committee of AFC's Board of Directors on
an annual basis.


        4.      Incentive Pay.

        4.01 Annual Plan. The Board of Directors of the Company, acting in its sole discretion, shall annually, at the beginning of each fiscal year of the Company, approve an annual incentive plan (the "Annual Incentive Plan") for Employee, which Plan shall contain such terms and provisions as the Board of Directors shall determine. Any amounts payable to Employee pursuant to the Annual Incentive Plan is hereinafter referred to as "Incentive Pay".

        4.02 Target Incentive Pay. The target Incentive Pay ("Target Incentive Pay") for Employee for the fiscal year of the Company ending in 2005 shall be as follows: Five Hundred Thousand and No/100 Dollars (U.S. $500,000.00); provided, however, that such increase in Target Incentive Pay for the fiscal year of the Company ending in 2005 shall be pro-rated for the period beginning on September 1, 2005 and ending on December 30, 2005; provided, further, that the Target Incentive Pay with respect to any fiscal year is subject to, and may be modified by, the Annual Incentive Plan approved by the Board of Directors pursuant to Section 4.01 above and this Section 4.02 shall be read accordingly.

        4.03 Payment of Incentive Pay. If Employee is entitled to payment of any Incentive Pay for any fiscal year, an accounting will be furnished and payment will be made to Employee as set forth in the Annual Incentive Plan, but in no event later than two and one-half months following the end of each fiscal year.

        4.04 Termination of Employment. If Employee's employment hereunder shall terminate other than pursuant to Sections 8.03 or 8.04, the Employee shall receive, at the time contemplated by the Annual Incentive Plan, such Incentive Pay, if any, to which he would have been entitled under the terms of the Annual Incentive Plan had Employee remained in the employ of the Company for the entire fiscal year in which such termination occurs. If Employee's employment hereunder shall terminate pursuant to (a) Section 8.03, the provisions of Section 8.03 shall determine the amount of Incentive Pay payable to Employee; or (b) Section 8.04, no Incentive Pay shall be payable to Employee after such termination.

       5. Stock and Stock Options. The Company has heretofore made certain restricted stock grants to Employee. The company and Employee agree that such existing restricted stock grants shall be revised effective as of September 1, 2005 to change the vesting of unvested stock to be equal vesting over three years to be consistent with vesting dates of restricted stock grants given to Popeyes senior management. During the Term, Executive shall be eligible for grants of options to purchase stock of the Company when and as recommended by the People Services (Compensation) Committee of the Company's Board of Directors. The number of shares subject to each such stock option grant shall be reasonable in light of the contribution made, or expected to be made, by Executive for the period for which such grant is made in relation to the number of shares subject to the stock option grants made to other senior Company executives based on the contributions made, or expected to be made, by such to other senior Company executives for such period. Executive shall be granted an option to purchase 50,000 shares of stock on September 1, 2005 at the fair market value on

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September 1, 2005 (the "Initial Option Grant"). One fourth of the options subject to the Initial Option Grant shall vest on each of the first four (4) anniversaries of the date of grant.

       6.       Employee Benefits.

       6.01 Executive Flex Perk. Employee shall be entitled to participate in the Company's Executive Flex Perk Plan subject to the terms, conditions and limitations thereof. Subject to Section 6.07 below and the terms of the Plan, the Company will pay to, or for the benefit of Employee, an amount equal to $15,000.00 per year payable in the same manner as Employee's Base Salary is paid.

       6.02 Life Insurance. During the Term, Executive shall be entitled to life insurance coverage in an amount not less than $2,500,000.

       6.03     Disability Insurance.

                (a) During the Term, Executive shall be entitled to disability insurance coverage in an amount not less than his disability insurance coverage on the date of this Agreement and shall maintain in full force and effect during the Term a Supplemental Disability Policy which will supplement the benefits payable under any disability benefit provided to Employee by the Company under its basic employee health care benefit program, so that, subject to Section 6.07 below, with respect to a disability as defined in the Supplemental Disability Policy occurring after the Company has obtained the Supplemental Disability Policy, the total monthly disability benefit (the "Disability Benefit") payable to Employee under all disability policies maintained by the Company, after a maximum elimination period of ninety (90) days, shall equal 70% of the sum of Employee's Base Compensation and Incentive Pay for the year immediately preceding the year in which the termination for Disability occurs.

                (b) Notwithstanding anything herein to the contrary, if the premiums for the Supplemental Disability Income Policy for Employee shall exceed regular, non-rated premiums, the Company may, but shall have no obligation to, fund such excess. In the event the Company determines not to fund such excess it shall promptly notify Employee and Employee may, at his option, elect to pay the excess. If Employee fails to pay such excess or if for any other reason the Company, after reasonable efforts, is not able to obtain the Supplemental Disability Income Policy required herein, then Employee shall not be entitled to any Disability Benefit hereunder except as may otherwise be determined in the discretion of the Company and set forth in writing.

        6.04 Executive Medical Benefit. Subject to Section 6.07, the Company, at its expense, shall provide Employee with an annual physical examination to be conducted by a physician or physicians as determined by the Company, or by Employee with the approval of the Company.

        6.05 Other Benefits. Employee shall be provided additional employee benefits, including health, accident and disability insurance under the Company's regular and ongoing plans, policies and programs available, from time to time, to senior officers of the Company, in accordance with the provisions of such plans, policies and programs governing eligibility and

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participation; provided, however, that such benefits may be modified, amended or rescinded by the Board of Directors of the Company in its sole discretion subject to applicable law and the terms of such plans.

        6.06 Vacation. Employee shall be entitled to four (4) weeks paid vacation each year during the term hereof. Any vacation not used in any year shall not accrue for use in subsequent years and shall be forfeited as of the end of such year.

        6.07    Paramount Provisions.

                (a) Notwithstanding anything in Sections 6.02 and 6.03 above or any other provision of this Agreement to the contrary, if the Company has met all of its obligations under this Agreement (and the Insurance Agreement, if applicable) with respect to obtaining and maintaining in force (i) the Life Insurance Policy described in Section 6.02 hereof on the life of Employee to fund the Death Benefit or (ii) the Supplemental Disability Policy maintained for Employee pursuant to Section 6.03 hereof to fund such Employee's Disability Benefit, but all or any portion of the proceeds under any such policy are not actually received by Employee for any reason whatsoever, including without limitation the insolvency of the insurer or any misrepresentation made by Employee in the application for such insurance, then the right of Employee or his designated beneficiary to receive a Disability Benefit or a Death Benefit, as the case may be, shall be reduced (but not below zero) by the amount by which the Disability Benefit or Death Benefit otherwise payable exceeds the insurance proceeds actually received.

                (b) Anything in Sections 6.01, 6.02, 6.03, and 6.04 to the contrary notwithstanding, the amount of the benefits provided for in Section 6 are subject to adjustment as shall be provided for in the plan or insurance contract, as the case may be, pursuant to which such benefit is being paid and the Employee will be given written notice of any such change. Anything in this Agreement to the contrary notwithstanding, the Board of Directors shall have full authority to make all determinations deemed necessary or advisable for the administration of the benefits described in this Section 6. The good faith interpretation and construction by the People Services (Compensation) Committee or the Board of Directors of the terms of this Section 6 or the benefit programs described herein shall be final, conclusive and binding on Employee.

        7.      Business Expenses.

        All reasonable and customary business expenses incurred by Employee in the performance of his duties hereunder shall be paid or reimbursed by the Company in accordance with the Company's policies in effect, from time to time.

        8.      Termination of Employment.

        8.01 Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

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            (a) Cause. The term "Cause" shall mean (i) Employee commits fraud or is convicted of a crime involving moral turpitude, (ii) Employee, in carrying out his duties hereunder, has been guilty of gross neglect or gross misconduct resulting in harm to the Company or any of its subsidiaries or affiliates, (iii) Employee shall have failed to materially comply with the policies of the Company or shall have refused to follow or comply with the duly promulgated directives of the Board of Directors of the Company, (iv) Employee has breached any of the provisions of Section 10.02 through and including 10.04 or (v) Employee otherwise materially breaches this Agreement.

            (b) Disability. The term "Disability" shall mean the good faith determination by the Board of Directors of the Company that Employee has failed to or has been unable to perform his duties as the result of any physical or mental disability for a period of ninety (90) consecutive days during any one period of Disability.

        8.02 Termination upon Death or Disability. If Employee's employment is terminated due to his death or Disability, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, within fifteen
(15) days following Employee's death or upon his termination in the event of Disability, all amounts then payable to Employee pro rated through the date of termination pursuant to Sections 3, 6.01, and 7, and the amount of any accrued but unused vacation under Section 6.06 for the year in which such termination occurs. In addition, the Company shall pay to Employee any Incentive Pay payable pursuant to Section 4.04 hereof in accordance with the terms thereof.

        8.03 Termination by the Company for other than Death or Disability or for Cause. The Company may terminate Employee's employment hereunder without cause at any time, upon written notice. If upon expiration of the term of this Agreement or if Employee's employment is terminated by the Company prior to the expiration of the term of this Agreement without cause or other than (i) by reason of Employee's death or Disability or (ii) for Cause, the Company shall pay or provide to Employee, in lieu of all other amounts payable hereunder or benefits to be provided hereunder the following: (a) a payment equal to the sum of one (1) times Employee's Base Salary at the time of termination; (b) a payment equal to one (1) times Employee's Target Incentive Pay for the year in which such termination occurs (or, if no Target Incentive Pay has been designated for such year, then the Target Incentive Pay for the last year in which it was designated prior to such termination), (c) a payment equal to a prorated portion of Employee's Target Incentive Pay for the year in which such termination occurs based upon his Target Incentive Pay according to the metrics established by the People Services (Compensation) Committee of the Board (or if no Target Incentive Pay has been designated for such year, then the Target Incentive Pay for the last year in which it was designated prior to such termination) based on the proportion that the number of days from January 1 in the year of such termination through and including the date of termination bears to the total number of days in the year of termination less any amount of Employee's Target Incentive Pay for such fiscal year that that has been previously paid to Employee; (d) reimbursement of COBRA premiums paid by Executive for coverage for himself or his dependents for up to eighteen (18) months of COBRA coverage to the extent not otherwise provided by any successor employer, and (e) the acceleration of any unvested rights of Employee under any stock options or other equity incentive programs such that they shall immediately vest under the terms of such plans. As a condition precedent to the

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requirement of Company to make such payments or grant such accelerated vesting,
Employee shall not be in breach of his obligations under Section 10 hereof and Employee shall execute and deliver to Company a general release in favor of the Company in substantially the same form as the general release then contained in the latest Severance Agreement being used by the Company.

        Payments required to be made under this Section 8.03 shall be made to Employee within thirty (30) days after the date of Employee's termination of employment; provided that the payment described in clause (c) of this Section
8.03 shall be payable at the time of payment of other Incentive Pay for senior executives.

        8.04 Voluntary Termination by Employee or Termination for Cause. Employee may terminate his employment hereunder at any time whatsoever, with or without cause, upon thirty (30) days prior written notice to the Company. The Company may terminate Employee's employment hereunder at any time without notice for Cause. In the event Employee's employment is terminated voluntarily by Employee or by the Company for Cause:

                (a) The Company shall pay to Employee upon such termination all amounts then due under sections 3, 4 (but only to the extent of earned but unpaid Incentive Pay), 6, and 7, prorated, through the date of termination for the year in which he is terminated; and

                (b) The Company shall be under no obligation to make severance payments to Employee or continue any benefits being provided to Employee beyond the date of such termination.

        8.05 Gross Up Payment. The term "Gross Up Payment" as used in this Agreement shall mean a payment to or on behalf of Employee which shall be sufficient to pay (1) 100% of any excise tax described in this Section 8.05, (2) 100% of any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax as well as any additional taxes on such payment and (3) 100% of any interest or penalties assessed by the Internal Revenue Service on Employee which are related to the timely payment of such excise tax (unless such interest or penalties are attributable to Employee's willful misconduct or gross negligence with respect to such timely payment). A Gross Up Payment shall be made by the Company promptly after either the Company or the Company's independent accountants determine that any payments and benefits called for under this Employment Agreement together with any other payments and benefits made available to Employee by the Company and any other person will result in Employee being subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (which shall be referred to in this Section 8.05 as the "Code") or such an excise tax is assessed against Employee as a result of any such payments and other benefits if Employee takes such action (other than waiving Employee's right to any payments or benefits in excess of the payments or benefits which Executive has expressly agreed to waive under this Section 8.05) as the Company reasonably requests under the circumstances to mitigate or challenge such excise tax; provided, however, if the Company or the Company's independent accountants make the determination described in this Section 8.05 and, further, determine that Employee will not be subject to any such excise tax if Employee waives Employee's right to receive a part of such payments or benefits and such part does not exceed

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$10,000, Employee shall irrevocably waive Employee's right to receive such part if an independent accountant or lawyer retained by Employee and paid by the Company agrees with the determination made by the Company or the Company's independent accountants with respect to the effect of such reduction in payments or benefits. Any determinations under this Section 8.05 shall be made in accordance with Section 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if the Company reasonably requests that Employee take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (other than waiving Employee's right to any payments or benefits in excess of the payments or benefits which Employee has expressly agreed to waive under this Section 8.05) and Employee complies with such request, the Company shall provide Employee with such information and such expert advice and assistance from the Company's independent accountants, lawyers and other advisors as Employee may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

        9.      Change of Control, Change in Responsibilities.

        Upon the occurrence of both of the following events:

                (a) The dissolution or liquidation of the Company, or a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the owners of all of the outstanding shares of Common Stock immediately prior to such reorganization, merger or consolidation own in the aggregate, directly and indirectly, less than 50% of the outstanding shares of Common Stock of the Company or any other entity into which the Company shall be merged or consolidated immediately following the consummation thereof, or the sale, transfer or other disposition of all or substantially all of the assets or more than 50% of the then outstanding shares of Common Stock of the Company in a single transaction or series of related transactions (a "Change in Control"); and

                (b) Within one (1) year of such Change in Control there is a termination of employment without cause or a material diminution of or change in Employee's responsibilities, duties or title, or a material reduction or change in pay and benefits that is not part of a reduction in pay and benefits that applies to all executive officers of the Company,

        Employee may elect, in writing, within ninety (90) days following the occurrence of such events, to terminate this Agreement and his employment with the Company will terminate, effective thirty (30) days after the Company's receipt of such notice. In such event Employee shall be deemed to have been terminated by the Company other than for Cause and all amounts payable to Employee pursuant to Section 8.03 shall become immediately due and payable.

        Except as expressly contemplated by this Agreement, or in any other agreement referred to in Section 5 hereof, no merger, reorganization, recapitalization, sale of stock, sale of assets or other change in the capital structure of the Company or in the identity of the legal or beneficial owners of the Company shall affect the rights or obligations of the Company or Employee hereunder.

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        10.     Confidentiality and Non-Competition.

        10.01 Definitions. For purposes of this Section 10, the following terms shall have the following meanings:

                "Affiliate" means any corporation, limited liability company, partnership or other entity of which the Company owns at least fifty percent (50%) of the outstanding equity and voting rights, directly or indirectly, through any other corporation, limited liability company, partnership or other entity.

                "Businesses" means the businesses engaged in by the Company directly or through its Affiliates immediately prior to termination of employment.

                "Confidential Information" means information which does not rise to the level of a Trade Secret, but is valuable to the Company or any Affiliate and provided in confidence to Employee.

                "Proprietary Information" means, collectively, Trade Secrets and Confidential Information.

                "Restricted Period" means the period commencing as of the date hereof and ending on that date two years (2) year after the termination of Employee's employment with the Company for any reason, whether voluntary or involuntary.

                "Trade Secrets" means information which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

        10.02 Covenant Not-To-Disclose. The Company and Employee recognize that, during the course of Employee's employment with the Company, the Company has disclosed and will continue to disclose to Employee Proprietary Information concerning the Company and the Affiliates, their products, their franchisees, their services and other matters concerning their Businesses, all of which constitute valuable assets of the Company and the Affiliates. The Company and Employee further acknowledge that the Company has, and will, invest considerable amounts of time, effort and corporate resources in developing such valuable assets and that disclosure by Employee of such assets to the public shall cause irreparable harm, damage and loss to the Company and the Affiliates. Accordingly, Employee acknowledges and agrees:

                (a) that the Proprietary Information is and shall remain the exclusive property of the Company (or the applicable Affiliate);

                (b) to use the Proprietary Information exclusively for the purpose of fulfilling the obligations under this Agreement;

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                (c)     to return the Proprietary Information, and any copies
thereof, in his possession or under his control, to the Company (or the applicable Affiliate) upon request of the Company (or the Affiliate), or expiration or termination of Employee's employment hereunder for any reason; and

                (d) to hold the Proprietary Information in confidence and not copy, publish or disclose to others or allow any other party to copy, publish or disclose to others in any form, any Proprietary Information without the prior written approval of an authorized representative of the Company.

The obligations and restrictions set forth in this Section 10.02 shall survive the expiration or termination of this Agreement, for any reason, and shall remain in full force and effect as follows:

                (a)     as to Trade Secrets, indefinitely, and

                (b) as to Confidential Information, for a period of two (2) years after the expiration or termination of this Agreement for any reason.

        The confidentiality, property, and proprietary rights protections available in this Agreement are in addition to, and not exclusive of, any and all other corporate rights, including those provided under copyright, corporate officer or director fiduciary duties, and trade secret and confidential information laws. The obligations set forth in this Section 10.02 shall not apply or shall terminate with respect to any particular portion of the Proprietary Information which (i) was in Employee's possession, free of any obligation of confidence, prior to his receipt from the Company or its Affiliate, (ii) Employee establishes the Proprietary Information is already in the public domain at the time the Company or the Affiliate communicates it to Employee, or becomes available to the public through no breach of this Agreement by Employee, or (iii) Employee establishes that he received the Proprietary Information independently and in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential.

        10.03 Covenant of Non-Disparagement and Cooperation. Employee agrees that he shall not at any time during or following the term of this Agreement make any remarks disparaging the conduct or character of the Company or the Affiliates or any of the Company's or the Affiliates' current or former agents, employees, officers, directors, successors or assigns (collectively the "Related Parties"). In addition, Employee agrees to cooperate with the Related Parties, at no extra cost, in any litigation or administrative proceedings (e.g., EEOC charges) involving any matters with which Employee was involved during Employee's employment with the Company. The Company shall reimburse Employee for travel expenses approved by the Company or the Affiliates incurred in providing such assistance.

        10.04 Covenant Not-To-Induce. Employee covenants and agrees that during the Restricted Period, he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, hire, solicit, take away or attempt to hire, solicit or take away any person who is

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or was an employee of the Company or any Affiliate during the one (1) year period preceding the termination of Employee's employment.

        10.05 Remedies. The Company and Employee expressly agree that a violation of any of the covenants contained in subsections 10.02 through and including 10.04 of this Section 10, or any provision thereof, shall cause irreparable injury to the Company and that, accordingly, the Company shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Employee from doing or continuing to do any such act and any other violation or threatened violation of said Sections 10.02 through and including 10.04 hereof.

        10.06 Severability. In the event any provision of this Agreement shall be found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void part were deleted; provided, however, if subsections 10.02 through and including 10.04 of this Section 10 shall be declared invalid, in whole or in part, Employee shall execute, as soon as possible, a supplemental agreement with the Company, granting the Company, to the extent legally possible, the protection afforded by said subsections. It is expressly understood and agreed by the parties hereto that the Company shall not be barred from enforcing the restrictive covenants contained in each of subsections 10.02 through and including 10.04, as each are separate and distinct, so that the invalidity of any one or more of said covenants shall not affect the enforceability and validity of the other covenants.

        10.07 Ownership of Property. Employee agrees and acknowledges that all works of authorship and inventions, including but not limited to products, goods, know-how, Trade Secrets and Confidential Information, and any revisions thereof, in any form and in whatever stage of creation or development, arising out of or resulting from, or in connection with, the services provided by Employee to the Company or any Affiliate under this Agreement are works made for hire and shall be the sole and exclusive property of the Company or such Affiliate. Employee agrees to execute such documents as the Company may reasonably request for the purpose of effectuating the rights of the Company or the Affiliate in any such property.

        10.08 No Defense. The existence of any claim, demand, action or cause of action of the Employee against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein.

        11.     Indemnification.

        11.01 Company Obligations. The Company hereby indemnifies and agrees to hold harmless Employee, to the extent allowed by applicable law, against all liabilities, obligations, claims, demands, actions, causes of action, lawsuits, judgments, expenses and costs, including but not limited to the reasonable costs of investigation and attorney's fees, incurred by the Employee as a result of any threat, demand, claim action or lawsuits, made, instituted or initiated against the Employee, which arises out of, results from or relates to this Agreement or any action taken by Employee in the course of performance of Employee's duties hereunder, except for Employee's own gross negligence or willful misconduct.

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        11.02   Notice and Defense of Claim. If any claim suit or other legal proceeding shall be commenced, or any claim or demand be asserted against the Employee and Employee desires indemnification pursuant to this paragraph, the Company shall be notified to such effect with reasonable promptness and shall have the right to assume at its full cost and expense the entire control of any legal proceeding, subject to the right of the Employee to participate at his full cost and expense and with counsel of his choice in the defense, compromise or settlement thereof. The Employee shall cooperate fully in all respects with the Company in any such defense, compromise or settlement, including, without limitation, making available to the Company all pertinent information under the control of the Employee. The Company may compromise or settle any such action, suit, proceeding, claim or demand without Employee's approval so long as the Company obtains for Employee's benefit a release of liability with respect to such claim from the claimant and the Company assumes and agrees to pay any amounts due with respect to such settlement. In no event shall the Company be liable for any settlement entered into by the Employee without the Company's prior written consent.

        11.03 Survival. The provisions of this paragraph 11 shall survive the termination of this Agreement for a period of four (4) years, unless Employee is terminated for Cause, in which event the provisions of this Section 11 shall not survive termination of this Agreement.

        12.     Dispute Resolution.

        12.01 Agreement to Arbitrate. In consideration for his continued employment with the Company, and other consideration, the sufficiency of which is hereby acknowledged, but subject to Section 6.07(b) above, Employee acknowledges and agrees that any controversy or claim arising out of or relating to Employees employment, termination of employment, or this Agreement including, but not limited to, controversies and claims that are protected or covered by any federal, state, or local statute, regulation or common law, shall be settled by arbitration pursuant to the Federal Arbitration Act. This includes, but is not limited to, violations or alleged violations of any federal or state statute or common law (including, but not limited to, the laws of the United States or of any state, or the Constitution of the United States or of any state), or of any other law, statute, ordinance, including but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, and any other statute or common law. This provision shall not, however, preclude the Company from seeking equitable relief as provided in Section 10.06 of this Agreement.

        12.02 Procedure. The arbitration shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association: a single arbitrator who is experienced in employment law shall be selected under those Rules, and the arbitration shall be initiated in Atlanta, Georgia, unless the parties agree in writing to a different location or the Arbitrator directs the arbitration to be held at a different location. Except for filing fees, all costs of the arbitrator shall be allocated by the arbitrator. The award rendered by the arbitrator shall be final and binding on the parties hereto and judgment thereon may be entered in any court having jurisdiction thereof. In addition to that provided for in the Employment Arbitration Rules, the arbitrator has sole discretion to permit discovery consistent with the Federal Rules of Civil

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Procedure and the judicial interpretation of those rules upon request by any party; provided, however, it is the intent of the parties that the arbitrator limit the time and scope of any such discovery to the greatest extent practicable and provide a decision as rapidly as possible given the circumstances of the claims to be determined. The arbitrator also shall have the power and authority to grant injunctive relief for any violation of Sections
10.02 through and including 10.04 and the arbitrator's order granting such relief may be entered in any court of competent jurisdiction. The agreement to arbitrate any claim arising out of the employment relationship or termination of employment shall not apply to those claims which cannot be made subject to this provision by statute, regulation or common law. These include, but are not limited to, any claims relating to work related injuries and claims for unemployment benefits under applicable state laws.

        12.03 Rights of Parties. Nothing in this clause shall be construed to prevent the Company from asking a court of competent jurisdiction to enter appropriate equitable relief to enjoin any violation of this Agreement by Employee. The Company shall have the right to seek such relief in connection with or apart from the parties' rights under this clause to arbitrate all disputes. With respect to disputes arising under this Agreement that are submitted to a court rather than an arbitrator, including actions to compel arbitration or for equitable relief in aid of arbitration, the parties agree that venue and jurisdiction are proper in any state or federal court lying within Atlanta, Georgia and specifically consent to the jurisdiction and venue of such court for the purpose of any proceedings contemplated by this paragraph. By entering into this Agreement the parties have waived any right which may exist for a trial by jury and have expressly agreed to resolve any disputes covered by this Agreement through the arbitration process described herein.

        13.     Employee Acknowledgment.

        By signing this Agreement, Employee acknowledges that the Company has advised Employee of his right to consult with an attorney prior to executing this Agreement; that he has the right to retain counsel of his own choosing concerning the agreement to arbitrate or any waiver of rights or claims; that he has read and fully understands the terms of this Agreement and/or has had the right to have it reviewed and approved by counsel of choice, with adequate opportunity and time for such review; and that he is fully aware of its contents and of its legal effect. Accordingly, this Agreement shall not be construed against any party on the grounds that the party drafted this Agreement. Instead, this Agreement shall be interpreted as though drafted equally by all parties.

        14.     Amendments.

        This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

        15.     Successors.

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        As used in this Agreement, the term the Company shall include any successors to all or substantially all of the business and/or assets of the Company which assumes and agrees to perform this Agreement.

        16.     Assignment.

        Neither this Agreement nor any of the rights or obligations of either party hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party, except that the Company may without the consent of Employee assign its rights and delegate its duties hereunder to any successor to the business of the Company. In the event of the assignment by the Company of its rights and the delegation of its duties to a successor to the business of the Company and the assumption of such rights and obligations by such successor, the Company shall, effective upon such assumption, be relieved from any and all obligations whatsoever to Employee hereunder.

        17.     Waiver.

        Waiver by any party hereto of any breach or default by any other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.

        18.     Severability.

        In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

        19.     Survival.

        Notwithstanding anything herein to the contrary, the provisions of Sections 6.07, 7, 8.03, 9, 10, and 12 shall survive the termination of this Agreement.

        20.     Entire Terms.

        This Agreement contains the entire understanding of the parties with respect to the employment of Employee by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior agreements, arrangements and understandings between the parties, whether oral or written, with respect to the employment of Employee.

        21.     Notices.

        Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

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        If to Employee:

        Kenneth L. Keymer
        6078 Olde Stage Rd
        Boulder, CO 80302
        (to be updated at a later date)

         If to the Company to:

        AFC Enterprises, Inc.
        5555 Glenridge Connector NE, Suite 300
        Atlanta, GA 30342
        Attn:  Office of General Counsel

or to such other address or such other person as Employee or the Company shall designate in writing in accordance with this Section 21 except that notices regarding changes in notices shall be effective only upon receipt.

        22.     Headings.


        Headings to Sections in this Agreement are for the convenience of the parties only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

        23.     Governing Laws.

        The Agreement shall be governed by the laws of the State of Georgia without reference to the principles of conflict of laws.

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        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and Employee has hereunto set his hand as of the day and year first above written.

                                   COMPANY:

                                   AFC ENTERPRISES, INC.


                                   By:  /s/ Frank J. Belatti
                                        ---------------------------------
                                        By: Frank J. Belatti
                                        Title: Chairman of the Board


                                   EMPLOYEE:

                                   /s/ Kenneth L. Keymer
                                   --------------------------------------
                                   Kenneth L. Keymer



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